EX-35.3
(logo) TRIMONT
REAL ESTATE ADVISORS


Officer's Certificate
ANNUAL STATEMENT AS TO COMPLIANCE
For the period January 1,2012 Through December 31,2012


COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES SERIES 2011-C3

Morgan Stanley Capital I, Inc, as Depositor
Wells Fargo Bank, National Association, as Master Servicer
Midland Loan Services, a division on PNC Bank, National Association, as Special Servicer
U.S. Bank National Association, as Trustee
TriMont Real Estate Advisors, Inc., as Trust Advisor
Wells Fargo Bank, National Association, as Custodian, Certificate
Administrator, Certificate Registrar and Authenticating Agent

Pooling and Servicing Agreement dated as of October 1, 2011

Pursuant to Section 13.09 of the Pooling and Servicing Agreement governing the above referenced transaction:

As authorized Officer of TriMont Real Estate Advisors, Inc. as Certifying Servicer with respect to the preceding calendar period a review of the activities of the Certifying Servicer during the period and its performance under this Agreement has been made under such Officer's supervision and to the best of such Officer's knowledge, based on such review, the Certifying Servicer has fulfilled its obligations under this Agreement in all material respects throughout such period.

TriMont Real Estate Advisors, Inc.

/s/ Ernest J. Davis
By: Ernest J. Davis
Title: Managing Director
Date: March 12, 2013

Monarch Tower Suite 2200 *3424 Peachtree Road NE *Atlanta, Georgia 30326 404-420-5600 * Fax: 404-420-5610